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SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.          )

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☒	Definitive Proxy Statement
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☐	Soliciting Material Pursuant to §240.14a-12
NetBank, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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NETBANK, INC.
11475 Great Oaks Way
Suite 100
Alpharetta, Georgia 30022

         Dear Shareholder:

        You are cordially invited to attend our 2002 Annual Meeting of Shareholders, which will be held at the Embassy Suites, 5955 North Point Parkway, Alpharetta, Georgia 30022 on May 23, 2002 at 10:00 a.m., local time. I sincerely hope that you will be able to attend the meeting, and I look forward to seeing you.

        The attached Notice of Annual Meeting and Proxy Statement describes the formal business to be transacted at the meeting. We also will report on our operations during the past year and during the first quarter of fiscal 2002, as well as on our plans for the future.

        We are including with this Proxy Statement a copy of our Annual Report. It contains information on our operations and financial performance as well as our audited financial statements.

        Please take this opportunity to become involved in the affairs of the Company. Whether or not you expect to be present at the meeting, please complete, date, sign and mail the enclosed proxy card in the envelope provided. Returning the proxy card does NOT deprive you of your right to attend the meeting and vote your shares in person. If you attend the meeting, you may withdraw your proxy and vote your own shares.

                      Sincerely,

                      Douglas K. Freeman
                      Chief Executive Officer

NETBANK, INC.

11475 Great Oaks Way
Suite 100
Alpharetta, Georgia 30022
(770) 343-6006

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD MAY 23, 2002

        The Annual Meeting of Shareholders of NetBank, Inc. (the "Company"), will be held at the Embassy Suites, 5955 North Point Parkway, Alpharetta, Georgia 30022 on Thursday, May 23, 2002, at 10:00 a.m., to consider and vote upon the following matters:

  1.
  To elect directors to serve for the terms indicated in the accompanying Proxy Statement.

  2.
  To ratify Ernst & Young LLP as the Company's independent auditors.

  3.
  To approve an amendment to our Articles of Incorporation clarifying the requirements for shareholder approval of a business combination.

  4.
  To transact such other business as may properly come before such meeting or any adjournment thereof.

        The Board of Directors has established the close of business on April 15, 2002 as the record date for determining the shareholders who are entitled to notice of, and to vote at, the Annual Meeting or any adjournment.

        We hope you will be able to attend the meeting. To ensure that the greatest number of shareholders will be present either in person or by proxy, however, we ask that you date and sign the accompanying proxy card and return it as promptly as possible in the enclosed self-addressed envelope. No postage is required if mailed in the United States.

        If you attend the Annual Meeting in person, you may revoke your proxy at the meeting and cast your vote in person. If you receive more than one proxy because your shares are held in various names or accounts, you should complete and return each proxy.

                      By Order of the Board of Directors:

                      Charles E. Mapson
                      Secretary

April 30, 2002

NETBANK, INC.

11475 Great Oaks Way
Suite 100
Alpharetta, Georgia 30022
(770) 343-6006

PROXY STATEMENT
ANNUAL MEETING OF SHAREHOLDERS
MAY 23, 2002

INTRODUCTION

Time and Place of the Meeting

        The Company's Board of Directors is furnishing this Proxy Statement to solicit proxies for use at the Annual Meeting of Shareholders to be held on Thursday, May 23, 2002, at 10:00 a.m., at the Embassy Suites, 5955 North Point Parkway, Alpharetta, Georgia 30022, and at any adjournment of the meeting.

Record Date and Mailing Date

        The close of business on April 15, 2002 is the record date for the determination of shareholders entitled to notice of and to vote at the meeting. We first mailed this Proxy Statement and accompanying proxy card to shareholders on or about April 30, 2002.

Number of Shares Outstanding

        As of the close of business on the Record Date, the Company had 100,000,000 shares of common stock, $.01 par value, authorized, of which 48,769,354 shares were issued and outstanding. Each such share is entitled to one vote on all matters to be presented at the meeting.

VOTING AT THE ANNUAL MEETING

Procedures for Voting by Proxy

        If you properly sign, return and do not revoke your proxy, the persons named as proxies will vote your shares according to the instructions you have specified on the proxy card. If you sign and return your proxy card but do not specify how the persons appointed as proxies are to vote your shares, your proxy will be voted FOR the election of the nominated directors, FOR ratification of Ernst & Young LLP as our independent auditors, FOR the proposed amendment to our Articles of Incorporation and in accordance with the best judgment of the persons appointed as proxies as to all other matters properly brought before the meeting. You can revoke your proxy by delivering to the Secretary of the Company, at the Company's address as listed above, either a written revocation of your proxy or a duly executed proxy bearing a later date or by attending the meeting and voting in person.

Requirements for Shareholder Approval

        A quorum will be present if a majority of the outstanding shares of common stock are present in person or by valid proxy. We will count abstentions and broker non-votes, which are described below, in determining whether a quorum exists. To be elected, a director must receive more votes than any other nominee for the same seat on the Board of Directors. As a result, if you withhold your vote as to one or more directors, it will have no effect on the outcome of the election unless you cast that vote for a competing nominee. If any nominee for election to the Board of Directors named in this Proxy Statement becomes unavailable for election for any reason, the proxy will be voted for a substitute nominee selected by the Board of Directors. The affirmative vote of a majority of the outstanding shares of common stock entitled to vote at the meeting will be required to amend our Articles of Incorporation. In general, to approve any other matter presented for shareholder approval, the number of shares voted in favor of the proposal must exceed the number of shares voted against the proposal, provided a quorum is present.

Effect of Abstentions

        A shareholder who is present in person or by proxy at the Annual Meeting and who abstains from voting on any or all proposals will be included in the number of shareholders present at the Annual Meeting for the purpose of determining the presence of a quorum. Abstentions do not count as votes in favor of or against a given matter, and will therefore have no effect on the outcome of the vote on the election of directors or the ratification of the Company's independent accountants. They will, however, effectively function as votes against the approval of the proposed amendment to the Articles of Incorporation.

Effect of Broker Non-Votes

        Brokers who hold shares for the accounts of their clients may vote these shares either as directed by their clients or in their own discretion if permitted by the exchange or other organization of which they are members. Brokerage firms that are members of the New York Stock Exchange are permitted to vote their clients' proxies in their own discretion as to the election of directors and the ratification of independent accountants. Proxies that brokers do not vote on one or more proposals but that they do vote on others are referred to as "broker non-votes" with respect to the proposal(s) not voted upon. Broker non-votes are included in determining the presence of a quorum. A broker non-vote, however, does not count as a vote in favor of or against a particular proposal for which the broker has no discretionary voting authority. Broker non-votes will not affect the outcome of the vote on the election of directors or the ratification of the Company's independent accountants, but will effectively function as negative votes regarding the proposed amendment to the Articles of Incorporation.

SOLICITATION OF PROXIES

        The Company will pay the cost of proxy solicitation. Our directors, officers and employees may, without additional compensation, solicit proxies by personal interview, telephone, fax, or otherwise. We will direct brokerage firms or other custodians, nominees or fiduciaries to forward our soliciting material to the beneficial owners of common stock held of record by these institutions and will reimburse them for the reasonable out-of-pocket expenses they incur in connection with this process.

SECURITY OWNERSHIP OF PRINCIPAL SHAREHOLDERS AND MANAGEMENT

        The following table lists, as of the Record Date, the number of shares of common stock beneficially owned by (1) each current director and nominee, (2) the executive officers named in the Summary Compensation Table, (3) each person or entity known to us to be the beneficial owner of more than five percent of the outstanding common stock, based on Schedule 13G and 13D Reports filed with the Securities and Exchange Commission and the information contained in those filings, and (4) all current executive officers and directors as a group. Unless otherwise indicated, each person or entity has sole voting and dispositive power with respect to the indicated shares.

Name of Beneficial Owner		Number of Shares Beneficially Owned(1)		Percent of Class
(i)	Directors and Director Nominees
	Stuart M. Cable	141,817		*
	Ward H. Clegg	102,064		*
	Douglas K. Freeman(2)	454,694		*
	J. Stephen Heard	38,000		*
	David W. Johnson, Jr.	489,872		*
	T. Stephen Johnson	609,205	(3)	1.2%
	Robin C. Kelton	515,167	(4)	1.0%
	Thomas H. Muller, Jr.	40,814		*
	Donald S. Shapleigh, Jr.	249,440		*
	Joel A. Smith, III	28,300		*
	W. James Stokes	72,240		*
(ii)	Non-Directors, Named Executive Officers
	Robert E. Bowers	349,314		*
	Thomas L. Cable	58,000		*
	Michael R. Fitzgerald	—		*
	D.R. Grimes	735,186		1.5%
	Laura P. Moon	3,000		*
(ii)	Non-Directors, 5% Beneficial Owners
	FMR Corp	2,815,474	(5)	5.7%
(iv)	All current Executive Officers and Directors as a Group (19 persons)	3,166,591	(6)	6.4%

*
Indicates less than one percent of the shares of common stock outstanding as of the Record Date.
(1)
Includes the following numbers of shares subject to options exercisable within 60 days following the Record Date for the indicated reporting person:

Mr. Bowers	349,314	Mr. David Johnson	22,571
Mr. Thomas Cable	58,000	Mr. T. Stephen Johnson	5,000
Mr. Stuart Cable	125,407	Mr. Kelton	87,853
Mr. Clegg	8,000	Mr. Muller	11,000
Mr. Fitzgerald	—	Ms. Moon	3,000
Mr. Freeman	50,000	Mr. Shapleigh	8,000
Mr. Grimes	735,186	Mr. Smith	26,024
Mr. Heard	8,000	Mr. Stokes	8,000
(2)
Mr. Freeman is also an executive officer of the Company. His ownership includes 1,097 shares owned of record through an employee stock ownership plan.
(3)
Includes 302,053 shares owned of record by Mr. Johnson's spouse, Mary E. Johnson.
(4)
Includes 427,314 shares owned of record by a family trust.
(5)
Fidelity Management & Research Company ("Fidelity"), a wholly-owned subsidiary of FMR Corp., and a registered investment adviser is the beneficial owner as a result of acting as investment adviser to various investment companies. Fidelity is located at 82 Devonshire Street, Boston, Massachusetts 02109.
(6)
Includes 689,655 shares subject to options exercisable within 60 days following the Record Date.

PROPOSAL ONE
ELECTION OF DIRECTORS

        The Board of Directors consists of 11 members and is divided into three classes. The director nominees and directors whose terms will continue are listed below. The terms to be served by the members of each class below will expire at the Annual Meeting of Shareholders in the year indicated and upon the election and qualification of their successors. Thereafter, the members of each class will be elected for a three-year term.

        In connection with the Company's March 31, 2002 acquisition of Resource Bancshares Mortgage Group, Inc. ("RBMG"), four of our former directors (Robert E. Bowers, Michael R. Fitzgerald, D.R. Grimes and Mack I. Whittle) resigned, with the resulting vacancies being filled by Douglas K. Freeman, Stuart M. Cable, David W. Johnson and Joel A. Smith III. Information regarding all of our current directors and nominees is presented below.

	Age	Director Since	Position
Director Nominees
Class II (For a Term Expiring in 2005)
Ward H. Clegg	50	1996	Director
J. Stephen Heard	59	1996	Director
W. James Stokes	43	1997	Director
Douglas K. Freeman	52	2002	Chief Executive Officer and Director
Incumbent Directors
Class I (Term Expiring in 2004)
T. Stephen Johnson	52	1996	Chairman of the Board
Stuart M. Cable	49	2002	Director
Joel A. Smith, III	56	2002	Director
Class III (Term Expiring in 2003)
Robin C. Kelton	67	1997	Director
Thomas H. Muller, Jr.	60	1997	Director
Donald S. Shapleigh, Jr.	54	1996	Director
David W. Johnson.	53	2002	Director

        T. Stephen Johnson has served as non-executive Chairman of the Board since the inception of the Company in February 1996. He is Chairman of T. Stephen Johnson & Associates ("TSJ&A"), a bank consulting firm located in Roswell, Georgia. The firm specializes in mergers, acquisitions and regulatory consulting. TSJ&A has served as advisor and consultant in the formation of approximately 70 banks in the southeastern United States. Mr. Johnson served in a management capacity for two large Atlanta banks before forming TSJ&A in 1987. Mr. Johnson also serves as Vice Chairman of Florida Banks, Inc., a bank holding company, Chairman of Directo, Inc., a debit card marketing and management organization company, and Chairman of Teamstaff, Inc., a publicly traded employee staffing company. In addition, he is principal owner of Bank Assets Inc., a provider of benefit programs for directors and officers of banks, and TSJ Advisory Group, an investment advisory company.

        Stuart M. Cable is an attorney with Goodwin Procter LLP. He served as a director of Resource Bancshares Mortgage Group, Inc. ("RBMG") from 1992 until its merger with the Company on March 31, 2002, at which time he became a director of the Company.

        Ward H. Clegg has over 25 years of financial industry experience, primarily in the areas of operations, systems and major projects. Over the past 17 years, he has served as a director and as a member of senior management for various financial institutions. He has also served as a consultant to various institutions including The Southern Financial Group (formerly Carolina First) and NetBank, where he participated in the bank's development and initial launch.

        Douglas K. Freeman has served as Chief Executive Officer of the Company since March 31, 2002. From January 2000 to March 31, 2002, he served as Chief Executive Officer of RBMG, which was acquired by the Company on March 31, 2002. From April 1999 to January 2000, he served as President of Bank of America Consumer Finance Group, a division of Bank of America, N.A., managing the bank's consumer lending and finance business. From March 1998 until April 1999, he served as President of the Consumer Finance Group of NationsBank, N.A. From March 1996 until March 1998, he served as Chief Consumer Credit Executive of Barnett Banks, Inc.

        J. Stephen Heard has 37 years experience in the information systems industry, including a 30- year career in marketing, sales, and systems engineering with IBM, from which he is retired. He has provided marketing and information system consulting services to and participated in the development of businesses throughout the industry, having most recently served as President of Heard Systems, Inc., and Area Vice President, Hartford Computer Group, Inc.

        David W. Johnson, Jr. has served as a director of the Company since March 31, 2002. He served as a director of RBMG from 1992 to March 31, 2002 and in various capacities with RBMG from 1992 until his retirement in 2000, including Chief Operating Officer (May 2000 through November 2000), President (September 1999 through May 2000), Chief Executive Officer (October 1999 through January 2000), Vice Chairman (1992 to 1999) and Managing Director (1993 to 1999).

        Robin C. Kelton is Chairman and Chief Executive Officer of Kelton International Ltd., an investment banking firm formed in January 1996 specializing in the banking and insurance industries. He is founder and former Chairman and Chief Executive Officer of the Fox-Pitt, Kelton Group and Fox-Pitt, Kelton, Inc. In addition, he is Chairman of Thomas Murray Limited, a financial services company, Chairman of Findlay Park Investment Management Ltd. and Eagle & Dominion Asset Management Ltd., both fund management companies, and Executive Chairman of Financial Centre Corporation, the St. Lucia offshore financial centre.

        Thomas H. Muller, Jr. has served as Executive Vice President and Chief Financial Officer of SpectRx, Inc., a medical device company, since December 1996. Mr. Muller has also served as President of Muller & Associates, a firm providing financial management services to entrepreneurial enterprises, since 1992 and served as Chief Financial Officer of Nurse On Call, Inc., a healthcare software company, from 1993 to 1996. From 1993 to 1995, Mr. Muller also served as Chief Financial Officer of Amstel, Inc., a beverage manufacturing and marketing company. From 1984 to 1992, Mr. Muller served as Chief Financial Officer of HBO & Company, a leading healthcare information systems company.

        Donald S. Shapleigh, Jr. is Executive Vice President and Director of Strategic Development of Directo, Inc., a debit card marketing and management organization. Immediately prior to his employment with Directo, Inc., Mr. Shapleigh served as President of the Company and the Bank from 1996 to 1999. He has also served as a director of the Company since its incorporation in 1996. Mr. Shapleigh has been involved in banking since 1971, having spent 23 years in various senior positions with BankSouth, N.A. and SouthTrust Bank. From November 1994 to December 1995, Mr. Shapleigh served as Director of Sales for Creative Solutions Group/A BISYS Company, an Atlanta-based company that sold its patented automated voice response technology to retail financial service companies.

        Joel A. Smith, III has served as the Dean of the Darla Moore School of Business at the University of South Carolina since October 2000. From June 1998 until his retirement in August 2000, Mr. Smith was President of the East Region of Bank of America, N.A. For more than three years prior to

June 1998, Mr. Smith was President of NationsBank of the Carolinas. Mr. Smith is also a director of Avanex Corporation.

        W. James Stokes has served as Senior Vice President of T. Stephen Johnson & Associates since 1987. He serves as Head of Analysis, with a focus on bank mergers and acquisitions, stock valuations, fairness opinions and regulatory assistance. In addition, Mr. Stokes concurrently serves as President and Managing Director of TSJ Advisory Group, Inc., an investment advisory firm.

Committees of the Board of Directors

        The Board of Directors has established an Executive Committee, which has the authority to consider and act on behalf of the Board on important matters between scheduled director meetings unless specific Board action is required or unless otherwise restricted by our Articles of Incorporation or Bylaws or by action of our Board of Directors. The Executive Committee currently consists of Messrs. T.S. Johnson, Freeman, Kelton, Muller and Smith. The Committee did not meet during 2001.

        The Board of Directors has established a Compensation Committee, which sets the compensation for officers of the Company, reviews management organization and development, reviews significant employee benefit programs and establishes and administers executive compensation programs. The Compensation Committee currently consists of Messrs. T. S. Johnson (chairman), Cable and Smith. The Committee met four times during 2001.

        The Board of Directors has also established an Audit Committee, which recommends to the Board of Directors the independent public accountants to be selected to audit the Company's annual financial statements and approves any special assignments given to the accountants. The Audit Committee also reviews the planned scope of the annual audit, any changes in accounting principles and the effectiveness and efficiency of the Company's internal accounting staff. The Audit Committee currently consists of Messrs. Muller (chairman), D. Johnson, and Stokes. The Committee met four times during 2001.

        The Board of Directors may from time to time establish other committees. The Board of Directors does not have a nominating committee.

Compensation Committee Interlocks and Insider Participation

        During 2001, the Compensation Committee was comprised of Messrs. Heard, T.S. Johnson, and Muller. None of these persons has served as an executive officer of the Company. During 2001, no executive officer of the Company served as a director or member of the Compensation Committee of any other entity of which Messrs. Heard, T.S. Johnson, or Muller served as an executive officer.

Director Compensation

        During 2001, our non-employee directors received a $750 fee per board meeting attended and $5,000 per quarter for their services as directors. In addition to his directors' fees, T.S. Johnson received a retainer of $5,000 per month from November 2001 through March 2002 for his efforts in negotiating and effecting the merger. Audit Committee members received $1,000 per meeting attended. Compensation Committee members received $500 per meeting attended. Members of the bank's Loan Committee received $300 per meeting attended. The fee may be paid in cash or the equivalent number of shares of NetBank, Inc. common stock. We may also reimburse directors for reasonable expenses incurred in connection with attending meetings of the Board of Directors.

        On April 26, 2001, the Compensation Committee granted all of its directors except Messrs. Grimes, Fitzgerald, and Bowers an option to purchase 3,000 shares of common stock at an exercise price of $16.38 per share. The options vested immediately on the date of grant.

        The Board of Directors recommends a vote FOR each of the Class II director nominees listed above. Proxies that we receive will be voted in favor of each of the listed nominees unless your proxy is marked to the contrary.

EXECUTIVE OFFICERS

        The following persons currently serve as executive officers of the Company:

Douglas K. Freeman	Age: 52

Mr. Freeman is the Chief Executive Officer of the Company. Please refer to the section of this Proxy Statement entitled "Election of Directors" above for additional information regarding Mr. Freeman's experience.
Russell L. Burdsall	Age: 40

Mr. Burdsall has served as Chief Wholesale/Correspondent Sales/Fulfillment Executive of RBMG since April 1, 2002, and Chief Sales & Fulfillment Executive of RBMG since July 2000. From June 1998 to July 2000 he served as Senior V.P. and director of the Brokered Lending Division of HomeSide Lending. From 1989 to June 1998 Mr. Burdsall served as a Senior Vice President of Barnett Mortgage Company.
Thomas Cable	Age: 45

Mr. Cable has served as Chief Technology Officer of the Company and the Bank since May 1997. From May 1996 to May 1997, he served as Vice President, Retail Financial Services of CheckFree Corporation, and from February 1996 to May 1996, he was responsible for CheckFree's Retail Direct Bank Product. From 1985 to February 1996, Mr. Cable served in various capacities with Servantis Systems, Inc. ("SSI"), including Senior Vice President and Business Unit Manager for Home Banking Products and Services, Vice President and Product Manager for Delivery Systems and Associate and Product Manager for SSI's licensed bill payment software product. From 1978 to 1985, he was employed by First National Bank, Louisville, Kentucky as a Programmer and Programming Team Leader responsible for the implementation and support of SSI's bill payment product and other bank application systems
Michael R. Fitzgerald	Age: 43

Mr. Fitzgerald has served as President and Chief Operating Officer of the Bank since February 2000. From December 1993 until February 2000, Mr. Fitzgerald was President of directbank.com, the electronic banking division of Massachusetts-based Salem Five Cents Savings Bank. Prior to December 1993, Mr. Fitzgerald held senior management positions at Century Bancorp, Inc., Mellon Bank, and Merchants National Bank.
Steven F. Herbert	Age: 45
Mr. Herbert has served as Chief Finance Executive of the Company since April 5, 2002 and of RBMG since 1995.
Charles E. Mapson	Age: 44

Mr. Mapson has served as Chief Legal Executive and Secretary of the Company since April 1, 2002 and Chief Legal Executive of RBMG since June 2001. Mr. Mapson was a shareholder of Akerman, Senterfitt & Eidson, P.A. from November 1999 to August 2001 and of Milam Otero, Larsen, Dawson & Traylor, P.A. from August 1998 to November 1999. From August 1994 to January 1998 Mr. Mapson was Senior Counsel and Assistant General Counsel of Barnett Banks, Inc.

Jerald W. McCoy	Age: 37

Mr. McCoy has served as Chief Capital Markets Executive of the Company since April 1, 2002 and of RBMG since March 1, 2002. Mr. McCoy was Director of Risk Management & Structured Transactions of RBMG from August 2000 to February 28, 2002. From February 1998 to July 2000 Mr. McCoy served as a Senior Vice President of Product Marketing & Dealer Services for AmSouth Bank. From November 1996 to January 1998 he served as Chief Financial Officer of EquiCredit Corporation, a subsidiary of Barnett Banks, Inc.
Laura P. Moon	Age: 31

Ms. Moon has served as Chief Accounting Officer of the Company and the Bank since June 1999. From January 1991 until June 1999, Ms. Moon was employed by Deloitte & Touche LLP as a senior manager specializing in banking, and mergers & acquisitions. While employed at Deloitte & Touche, Ms. Moon served as the Company's external audit manager from NetBank's inception in 1996 until June 1999.
William M. Ross	Age: 53

Mr. Ross has served as Chief Strategic Initiatives Executive of the Company since April 1, 2002 and of RBMG since July 2001. Mr. Ross was RBMG's Chief Sales and Fulfillment Executive from November 2000 to July 2001. He was president of EquiCredit Corporation, a wholly owned subprime mortgage company of Bank of America, from 1998 through 2000. Mr. Ross retired from Bank of America after 23 years of service. Prior to EquiCredit, he held the following positions at Bank of America and companies attained through acquisitions: Southeast Production Manager for NationsBanc Mortgage Company (1997 through 1998) and Executive Vice President of Barnett Mortgage Company, which was acquired by NationsBank (1986 through 1997).

COMPENSATION OF EXECUTIVE OFFICERS

        The following table sets forth certain information concerning the annual and long-term compensation for services in all capacities to the Company for the fiscal years ended December 31, 2001, 2000 and 1999 of our 2001 Chief Executive Officer and the four other executive officers who received a combined payment of salary and bonus in excess of $100,000 for services rendered to the Company during fiscal 2001.

Summary Compensation Table

Long-Term Compensation
Awards
	Annual Compensation							Number of Securities Underlying Options
Name and Principal Position									All Other Compensation
	Year	Salary		Bonus		Other
D.R. Grimes(1) Vice Chairman and Chief Executive Officer	2001 2000 1999	$ $ $	402,500 350,000 200,000	$ $ $	175,000 200,000 50,000	$ $ $	— — —	50,000 250,000 300,000	$ $ $	— — —
Michael R. Fitzgerald President and Chief Operating Officer	2001 2000 1999	$ $ $	275,750 171,138 —	$ $ $	50,000 100,000 —	$ $ $	— — —	— 200,000 —	$ $ $	— — —
Robert E. Bowers(2) Chief Financial Officer	2001 2000 1999	$ $ $	250,792 200,000 150,000	$ $ $	100,000 100,000 —	$ $ $	— — —	50,000 225,000 250,000	$ $ $	— — —
Laura P. Moon Chief Accounting Officer	2001 2000 1999	$ $ $	125,000 104,000 58,333	$ $ $	15,000 7,000 —	$ $ $	— — —	15,000 25,000 30,000	$ $ $	— — 25,000	(3)
Thomas L. Cable Chief Technology Officer	2001 2000 1999	$ $ $	130,000 125,000 120,000	$ $ $	15,000 15,000 —	$ $ $	— — —	20,000 10,000 40,000	$ $ $	— — —

(1)
Mr. Grimes resigned his employment as Chief Executive Officer of the Company effective March 31, 2002. Mr. Freeman was appointed as Chief Executive Officer effective as of that date.

(2)
Mr. Bowers resigned as Chief Financial Officer of the Company effective April 5, 2002 and indicated his intent to terminate his employment as of July 5, 2002. Mr. Herbert was appointed Chief Finance Executive effective April 5, 2002.

(3)
Payment for consulting services rendered.

        The following tables set forth certain information at December 31, 2001, and for the fiscal year then ended, concerning stock options granted to the officers listed in the Summary Compensation Table. We have never granted any stock appreciation rights, restricted stock or stock incentives other than stock options.

Stock Option Grants in Fiscal 2001

		Individual
				Percentage of Total Options Granted to all Employees In Fiscal 2001
		Number of Securities Underlying Options Granted					Potential Realizable Value at Assumed Annual Rate of Stock Price Appreciation for Option Term(1)
Name	Date of Grant				Exercise Base Price Per Share	Expiration Date
							0%	5%	10%
Mr. Grimes	7/03/2001	50,000	(2)	7.8%	$10.60	7/03/2011	$—	$333,314	$844,684
Mr. Fitzgerald	—	—		—	—	—	$—	—	—
Mr. Bowers	7/03/2001	50,000	(2)	7.8%	$10.60	7/03/2011	$—	$333,314	$844,684
Ms. Moon	2/08/2001	15,000	(3)	2.3%	$8.94	2/08/2011	$—	$84,335	$213,721
Mr. Cable	2/08/2001	20,000	(3)	3.1%	$8.94	2/08/2011	$—	$112,446	$284,961

(1)
The dollar amounts under these columns are the result of calculations at the 0%, 5% and 10% rates set by the Securities and Exchange Commission and therefore are not intended to forecast future possible appreciation, if any, of the price of our common stock.

(2)
Vest in three equal annual increments beginning on the one-year anniversary of the date of grant.

(3)
Vest in five equal annual increments beginning on the one-year anniversary of the date of grant.

Aggregated Option Exercises in Fiscal 2001 and Fiscal Year-End Option Values

			Number of Securities Underlying Unexercised Options at December 31, 2001		Value of Unexercised In-the-Money Options at December 31, 2001(1)
Name	Number of Shares Acquired On Exercise
		Value Realized	Exercisable	Unexercisable	Exercisable	Unexercisable
Mr. Grimes	—	$—	901,852	145,334	$5,123,638	$92,100
Mr. Fitzgerald	—	$—	40,000	160,000	$—	$—
Mr. Bowers	12,000	$113,880	449,314	184,000	$3,144,598	$74,700
Ms. Moon	—	$—	17,000	53,000	$—	$31,650
Mr. Cable	—	$—	72,000	58,000	$384,300	$77,000

(1)
The closing price of our common stock, as reported by the Nasdaq Stock Market on the last trading date of the year, December 28, 2001, was $11.05 per share. The value is calculated on the basis of the difference between the option per share exercise price and $11.05 per share, multiplied by the number of shares of common stock underlying the option.

Employment Agreements

        Mr. Freeman's Employment Agreement.    Douglas K. Freeman and NetBank have entered into an employment agreement dated November 18, 2001, effective as of March 31, 2002 and amended as of April 1, 2002. The employment agreement provides that Mr. Freeman will serve as the chief executive officer of the Company. The employment agreement has an initial term of three years from the date of the merger, which is continually renewed each day so that it always remains a three-year term unless either party gives notice of nonrenewal.

        The Company will pay Mr. Freeman an annual base salary of not less than his annual base salary from RBMG as in effect immediately before the effective date of the agreement. As of that date, Mr. Freeman's annual base salary from RBMG was $500,000. Mr. Freeman will be entitled to participate in the Company's annual cash incentive compensation plan and will have an annual cash bonus target, referred to as his Minimum Bonus Amount, that is not less than the amount of the annual bonus earned by Mr. Freeman at RBMG with respect to the last full completed period before the effective date of the agreement. Mr. Freeman's bonus from RBMG was $450,000 for the year ended December 31, 2001. Mr. Freeman will also be entitled to other benefits provided to similarly situated executives, including vacation, club dues and the use of a company-owned automobile. In addition, Mr. Freeman will receive a relocation package, including NetBank's purchase of Mr. Freeman's residence in Columbia, SC for $820,655.

        As of March 31, 2002, Mr. Freeman was granted a nonqualified option to purchase 250,000 shares of the Company's common stock at an exercise price of $16.90 per share, which is equal to the closing price per share of the Company's common stock on the last trading day prior to the effective time of the merger. The option is 20% vested initially and will vest 20% per year of service thereafter. The option will become fully vested in the event that a change in control of the Company occurs. If Mr. Freeman dies or becomes disabled, his employment is terminated by the Company without cause or he voluntarily resigns for good reason or with the approval of the the Company board of directors, his option will become fully vested. If Mr. Freeman's employment is terminated by the Company without cause, or if he resigns for good reason or with the approval of the board of directors, his option will remain exercisable for the remainder of the ten year term. If Mr. Freeman's employment is terminated for cause, the option will immediately terminate. Mr. Freeman will also receive additional equity awards commensurate with his position and at a level required to be competitive in the marketplace.

        If the Company terminates Mr. Freeman's employment without cause, or Mr. Freeman terminates his employment for good reason, the Company will be required to pay Mr. Freeman a lump sum equal to three times the sum of (a) his annual base salary, plus (b) the greater of (i) the Minimum Bonus Amount, and (ii) the maximum annual incentive bonus opportunity for which Mr. Freeman was eligible for the year in which the date of termination of employment occurs. In such event, Mr. Freeman would also be entitled to continued welfare benefits (or reimbursement for the cost of such benefits) for the greater of one year following the date of termination of employment or the unexpired portion of the term. Additionally, Mr. Freeman's outstanding equity awards would become fully vested and remain exercisable for their maximum remaining term.

        If Mr. Freeman's employment is terminated due to his death or disability, he will be entitled to receive a prorated bonus for the year of his termination. If Mr. Freeman's employment is terminated for cause or if he voluntarily terminates employment during the term without good reason, he will not be entitled to further payments under the employment agreement, except for accrued salary and any compensation and benefits payable under the terms of the Company's compensation and benefit plans.

        If any payment or benefit received by Mr. Freeman is a "parachute payment" as defined in Section 280G of the Internal Revenue Code, and as a result Mr. Freeman incurs an excise tax, the Company will pay him such additional amount as is required to put him in the same after-tax position as if no excise tax were incurred.

        During the term of employment and for twelve months thereafter, Mr. Freeman may not solicit employees of the Company or solicit customers of the Company with whom he had material dealings while he was an employee. In the event of a dispute relating to Mr. Freeman's employment, the dispute will be settled by arbitration, and the Company will be required to pay all of Mr. Freeman's legal fees and expenses, except to the extent that his claim is determined to be frivolous. The Company will be required to cause any successor to all or substantially all of the business and/or assets of the Company to assume the employment agreement.

        Mr. Grimes' Employment Agreement.    D.R. Grimes, the Company, and the Company's banking subsidiary (the "Bank") entered into an employment agreement dated January 4, 1999, which was amended as of December 17, 2001 and February 11, 2002. The employment agreement, as amended, provided that Mr. Grimes would continue to serve as the chief executive officer of the Company and the Bank on an at-will basis. Mr. Grimes voluntarily resigned from the Company effective March 31, 2002.

        In accordance with the terms of the employment agreement, as amended, the Company and the Bank paid Mr. Grimes an annual base salary of $400,000 per year, an annual incentive bonus based on specific criteria related to NetBank's financial performance, club dues and participation in a contemplated deferred compensation program for senior executives up until his resignation March 31,

2002. Mr. Grimes also received the title to the car provided to him for his use by NetBank and a special bonus equal to $800,000 upon the closing of the merger.

        All of Mr. Grimes' outstanding nonqualified stock options will remain exercisable for the lesser of two years from March 31, 2002 or the expiration of the option's maximum term. Mr. Grimes received a $1,000,000 cash payment for cancellation of certain of his outstanding options on the same terms as were offered for the cancellation of other options with the same exercise price in the Company's option tender offer completed on April 2, 2002. Mr. Grimes also received a cash payment equal to $1.00 per share for each share subject to options that he cancelled during the 2000 calendar year, or $250,000.

        In accordance with the terms of his employment agreement, the Company paid Mr. Grimes a lump sum severance payment equal to $2,326,100. In addition, Mr. Grimes will also be entitled to continue employee benefits (other than an automobile allowance) provided to similarly situated executives (or the cost to the Company of such benefits) for 36 months following March 31, 2002.

        Mr. Grimes' employment agreement contains confidentiality and cooperation provisions and a general release of claims.

        Mr. Bowers' Employment Agreement.    Robert E. Bowers, and the Company entered into an employment agreement dated January 1, 2000 which was amended as of December 17, 2001, January 30, 2002 and February 11, 2002. The employment agreement, as amended, provided that Mr. Bowers would serve as the chief financial officer of the Company and the Bank. The employment agreement had an initial term of three years from its original effective date, which is continually renewed each day so that it always remains a three-year term unless either party gives notice of nonrenewal. Mr. Bowers resigned from his duties as chief financial officer on April 5, 2002 and gave notice of his intent to terminate his employment as of July 5, 2002.

        In accordance with the terms of the employment agreement, as amended, the Company and the Bank will pay Mr. Bowers an annual base salary of $250,000 per year, an annual incentive bonus based on specific criteria related to the Company's financial performance with a target of no less than 40% and no more than 100% of Mr. Bowers' annual base salary, and other benefits provided to similarly situated executives, including vacation, club dues, a automobile allowance and participation in the contemplated deferred compensation program for senior executives, until July 5, 2002. In addition, Mr. Bowers received the title to the automobile currently provided to him by the Company for his use and a special bonus equal to $250,000 based on his employment as of March 31, 2002.

        Mr. Bowers received an $825,000 cash payment for cancellation of certain of his outstanding options on the same terms as were offered for the cancellation of other options with the same exercise price in the Company's option tender offer completed on April 2, 2002. Mr. Bowers also received a cash payment equal to $200,000 because the Company initiated the tender offer prior to September 30, 2002.

        In accordance with the terms of the employment agreement, the Company will be required to pay Mr. Bowers a lump sum severance payment equal to 36 times his average monthly compensation on July 5, 2002. Average monthly compensation for this purpose is to be the sum of Mr. Bowers' annual base salary for the year 2002 and the greater of his bonus earned for the year 2001 or the annualized bonus for the year 2002 divided by twelve. In addition, Mr. Bowers will also be entitled to continue employee benefits provided to similarly situated executives (or the cost to the Company of such benefits) for 36 months following the date of termination.

        If any payment or benefit received by Mr. Bowers is a "parachute payment" as defined in Section 280G of the Internal Revenue Code and would otherwise cause Mr. Bowers to incur an excise tax, the total amount payable to Mr. Bowers will be reduced so that no excise tax will be incurred. Additionally, if the Bank is in default under its governing federal regulatory standards as described in the agreement, all obligations under the employment agreement will terminate absent specific regulatory approval to the contrary.

        During the term of his employment and, unless he is involuntarily terminated by the Company without cause or he voluntarily resigns for cause, for 12 months thereafter, Mr. Bowers may not solicit employees of the Company and the Bank or solicit customers of the Company and the Bank with whom he had material dealings while he was an employee. In such events and for the same periods, Mr. Bowers is subject to a covenant restricting his ability to compete with the Company and the Bank.

        Mr. Fitzgerald's Employment Agreement.    Michael R. Fitzgerald and the Bank entered into an employment agreement dated March 20, 2001 which was amended as of December 17, 2001, and February 11, 2002. The employment agreement, as amended, provides that Mr. Fitzgerald will serve as the President of the Bank. The employment agreement has an initial term of three years from its original effective date, which is continually renewed each day so that it always remains a three-year term unless either party gives notice of nonrenewal.

        The employment agreement provides that the Bank will pay Mr. Fitzgerald an annual base salary of $200,000 per year, subject to discretionary increase by the chief executive officer and Board of Directors of the Bank, an annual incentive bonus based on specific criteria related to the Company's financial performance with a target of no less than 60% and no more than 90% of Mr. Fitzgerald's annual base salary, and other benefits provided to similarly situated executives, including vacation, club dues, a car allowance and participation in a contemplated deferred compensation program for senior executives. In addition, Mr. Fitzgerald is entitled to receive a special bonus equal to $75,000 if one of the following conditions is satisfied: (i) he remains employed by the Bank through the date that the bonus will be paid; (ii) he is terminated by the Bank without cause on or after November 1, 2001, or (iii) he dies or becomes disabled after March 31, 2002 but before the date the bonus is to be paid.

        Mr. Fitzgerald received a $700,000 cash payment for cancellation of certain of his outstanding options on the same terms as were offered for the cancellation of other options with the same exercise price in the Company's option tender offer completed on April 2, 2002. Mr. Fitzgerald is also entitled to receive a non-qualified stock option to purchase 100,000 shares (less the number of options granted to him in the calendar year 2001) of NetBank's common stock, provided that Mr. Fitzgerald remains employed by the Bank through the grant date. Because of his participation in NetBank's tender offer, the option grant date will not be any earlier than six months and one day after April 2, 2002.

        If the Bank terminates Mr. Fitzgerald's employment at any time without cause, if Mr. Fitzgerald terminates employment with cause, or if Mr. Fitzgerald resigns within twelve months following a change in control, the Bank will be required to pay Mr. Fitzgerald a lump sum severance payment equal to 36 times his average monthly compensation (as defined in the employment agreement). In addition, Mr. Fitzgerald would also be entitled to continue employee benefits provided to similarly situated executives (or the cost to the Bank of such benefits) for 36 months following the date of termination.

        If Mr. Fitzgerald terminates employment for any reason during the 30-day period beginning on February 28, 2003, Mr. Fitzgerald is entitled to receive a lump sum severance payment equal to 18 times his average monthly compensation and to continue employee benefits for 18 months following the termination.

        If any payment or benefit received by Mr. Fitzgerald is a "parachute payment" as defined in Section 280G of the Internal Revenue Code and would otherwise cause Mr. Fitzgerald to incur an excise tax, the total amount payable to Mr. Fitzgerald will be reduced so that no excise tax will be incurred.

        During the term of his employment and, unless he is involuntarily terminated by the Bank without cause or he voluntarily resigns for cause, for 12 months thereafter, Mr. Fitzgerald may not solicit employees of the Company and the Bank or solicit customers of the Company and the Bank with whom he had material dealings while he was an employee. In such events and for the same periods, Mr. Fitzgerald is subject to a covenant restricting his ability to compete with the Company and the Bank.

        Mr. Cable's and Ms. Moon's Employment Agreements.    Thomas L. Cable and Laura P. Moon (each, an "Executive") each entered into an employment agreement with the Company dated April 1, 2002. Each agreement has a term of one year.

        Each agreement provides that the Executive will receive an annual base salary ($134,000 in the case of Mr. Cable and $132,508 in the case of Ms. Moon), subject to discretionary increase by the Company's chief executive officer, an annual incentive bonus with a target of up to 20% of the Executive's annual base salary, and other benefits provided to employees generally.

        If the Company terminates the Executive's employment at any time without cause or if the Executive terminates his or her employment with cause or following a change in control as defined in the agreement, the Company will be required to pay the Executive a lump sum severance payment equal to 12 times his or her average monthly compensation as defined in the agreement. The Executive would also be entitled to continued employee benefits (or the cost to the Company of of such benefits) for 12 months following the date of termination. If the term of his or her agreement has not been extended or the agreement has not been replaced by April 2, 2003, each Executive may terminate his or her employment on that date and receive a lump sum severance payment equal to six times his or her average monthly compensation in lieu of any other severance benefits that he or she may otherwise have been entitled to receive.

        If any payment or benefit received by the Executive is a "parachute payment" as defined in Section 280G of the Internal Revenue Code and would otherwise cause the Executive to incur an excise tax, the total amount payable to the Executive will be reduced so that no excise tax will be incurred.

        During the term of each agreement, and unless he or she is involuntarily terminated by the Company without cause or he or she voluntarily resigns for cause, for 12 months thereafter, the Executive may not solicit employees of the Company or its affiliates or solicit customers or vendors of the Company or its affiliates with whom he or she had material dealings while an employee. In such event and for the same periods, each Executive is subject to a covenant restricting his or her ability to compete with the Company.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

        This report discusses the compensation objectives and policies applicable to our executive officers and our policy generally with respect to the compensation of all executive officers as a group for fiscal 2001 and specifically reviews the compensation established for our Chief Executive Officer during fiscal 2000.

        During 2001, the Compensation Committee consisted of T. Stephen Johnson (Chairman), J. Stephen Heard and Thomas H. Muller, Jr. On March 31, 2002, the Compensation Committee was reconstituted to include T. Stephen Johnson (Chairman), Stuart M. Cable and Joel A. Smith, III. This report is submitted by the former members of the Compensation Committee, as they were responsible for determining the Company's compensation policies and practices for fiscal 2001 the are discussed below.

Compensation Philosophy

        Our executive compensation program has three objectives: (1) to align the interests of the executive officers with those of our shareholders by basing a significant portion of an executive's compensation on the Company's performance, (2) to attract and retain highly talented and productive executives, and (3) to provide incentives for superior performance by our executives. To achieve these objectives, our executive compensation program consists of base salary, short-term incentive compensation in the form of a bonus, and long-term incentive compensation in the form of stock options. These compensation elements are in addition to the general benefit programs that are offered to all of our employees.

        In determining the amount and type of compensation to be awarded to executive officers for fiscal 2001, we studied the compensation packages for executives of a peer group of the Company's most direct publicly held competitors for executive talent, assessed the competitiveness of our executive compensation program and reviewed the Company's financial performance for the previous year. We also gauged our success in achieving the compensation program's objectives in the prior year and considered the Company's overall performance objectives.

        Each element of our executive compensation program is discussed below.

Base Salaries

        Base salaries for our executive officers for fiscal 2001 are reflected in the Summary Compensation Table. In addition to the factors described above that support our executive compensation program generally, we evaluated subjectively the responsibilities of the specific executive position and the individual executive's experience and knowledge in determining his or her base salary. Salaries are not based upon the achievement of any predetermined performance targets.

Bonuses

        Bonuses are intended to motivate the individual to work hard to achieve our financial and operational performance goals or to otherwise motivate the individual to aim for a high level of achievement in the coming year. For fiscal 2001, we awarded bonuses based on a combination of factors including the Company's historic and recent financial performance, certain specific strategic objectives and other operational goals. We give each of these factors a relative weight on an annual basis. We awarded the bonuses listed in the Summary Compensation Table because management had met the criteria we had established for the year relating to the factors listed above.

Long-Term Incentive Compensation

        Our long-term incentive compensation is based upon our 1996 Stock Incentive Plan. We believe that placing a portion of executives' total compensation in the form of stock options achieves three objectives. It aligns the interest of our executives directly with those of our shareholders, gives executives a significant long-term interest in the Company's success and helps us retain key executives. In determining the number and terms of options to grant an executive, we primarily consider subjectively the executive's past performance (or, in the case of a new executive, his or her knowledge, and experience and the degree to which we can recruit executives with similar skills) and the degree to which an incentive for long-term performance would benefit the Company. Based on our subjective evaluation of these factors, we granted the options described in the Summary Compensation Table to the executive officers named in that table.

Benefits

        We believe we must offer a competitive benefits program to attract and retain key executives. We provide the same medical and other benefits to our executive officers that are generally available to our other employees.

Compensation of the Chief Executive Officer

        During 1999, we entered into an employment agreement with our Chief Executive Officer. The agreement, which was amended on December 17, 2001, is described in "Executive Compensation—Employment Agreements" above.

        We based our Chief Executive Officer's 2001 salary, bonus and stock options on our review of the compensation packages for chief executive officers of our most direct competitors, on our subjective assessment of his experience, knowledge and abilities, on a compensation analysis prepared by an independent consulting firm and on the Company's earnings, asset and account growth for the year. Our Chief Executive Officer's 2001 salary was approximately equal to the midpoint of the range or base salaries for executives of traditional banks with total assets comparable in amount to NetBank's projected assets for the fiscal 2001. We increased the Chief Executive Officer's base salary and provided the other elements of his compensation for the reasons discussed below. During 2001, the Company continued its history of profitability. At the same time, the Company under the direction of the Chief Executive Officer exceeded its account and asset growth targets. We believe that our Chief Executive Officer's overall compensation for fiscal 2001 rewards these results and provides an appropriate incentive for continued strong individual and Company performance.

Section 162(m) of the Internal Revenue Code

        It is our responsibility to address the issues raised by Section 162(m) of the Internal Revenue Code, as amended. The revisions to Section 162(m) made certain non-performance based compensation in excess of $1,000,000 to executives of public companies non-deductible to the companies beginning in 1994. We have reviewed these issues and have determined that no portion of compensation payable to any executive officer for fiscal 2001 is non-deductible. Our 1996 Stock Incentive Plan limits to 100,000 the number of incentive stock options that may be awarded to any individual in a single year under that plan.

March 30, 2002	Submitted by:	THE COMPENSATION COMMITTEE
T. Stephen Johnson, Chairman J. Stephen Heard Thomas H. Muller, Jr.

AUDIT COMMITTEE REPORT

        In 2001 and until March 31, 2002, the Audit Committee consisted of Messrs. Muller (Chairman), Stokes and Clegg. On March 31, 2002, the committee was reconstituted to include Messrs. Muller (Chairman) and Stokes and David W. Johnson, Jr. The former members of the Audit Committee took the actions described below and report as follows with respect to the audit of the Company's 2001 audited consolidated financial statements.

  •
  The Committee has reviewed and discussed the Company's 2001 audited consolidated financial statements with the Company's management;

  •
  The Committee has discussed with the independent auditors, Deloitte & Touche LLP, the matters required to be discussed by SAS 61 as amended, which include, among other items, matters related to the conduct of the audit of the Company's consolidated financial statements;

  •
  The Committee has received written disclosures and the letter from the independent auditors required by ISB Standard No. 1 (which relates to the auditor's independence from the corporation and its related entities) and has discussed with the auditors the auditors' independence from the Company; and

  •
  Based on review and discussions of the Company's 2001 audited consolidated financial statements with management and discussions with the independent auditors, the Audit Committee recommended to the Board of Directors that the Company's 2001 audited consolidated financial statements be included in the Company's Annual Report on Form 10-K.

March 30, 2002	Submitted by:	THE AUDIT COMMITTEE
Thomas H. Muller, Jr., Chairman Ward H. Clegg W. James Stokes

Independence of Audit Committee Members

        The Company's Audit Committee is comprised of three independent directors. Each of these members meets the requirements for independence as defined by the applicable Nasdaq standards.

PERFORMANCE GRAPH

        The following Performance Graph compares the yearly percentage change in the cumulative total shareholder return on our common stock to the cumulative total return on the Nasdaq Stock Market (U.S.) Index and the Nasdaq Bank Stock Index from July 28, 1997, the effective date of the Company's initial public offering, to December 31, 2001. The Performance Graph assumes reinvestment of dividends, where applicable.

	July 28, 1997	December 31, 1997	December 31, 1998	December 31, 1999	December 31, 2000	December 31, 2001
NetBank, Inc.	$100	$98	$229	$463	$164	$282
Nasdaq Stock Market (U.S.) Index	$100	$99	$139	$252	$156	$125
Nasdaq Bank Stock Index	$100	$124	$123	$119	$124	$118

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

        Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company's directors and executive officers and persons who own beneficially more than 10% of the Company's outstanding common stock to file with the Securities and Exchange Commission initial reports of ownership and reports of changes in their ownership of the Company's common stock. Directors, executive officers and greater than 10% shareholders are required to furnish the Company with copies of the forms they file. To our knowledge, based solely on a review of the copies of these reports furnished to the Company, during the fiscal year ended December 31, 2001, our directors, executive officers and greater than 10% shareholders complied with all applicable Section 16(a) filing requirements, except for one late report for Mr. Heard covering one purchase of shares.

CERTAIN TRANSACTIONS

        In accordance with the terms of their employment agreements, Messrs. Grimes and Bowers received certain payments from the Company during 2002. Mr. Grimes received the title to his company car and a special bonus of $800,000 upon the closing of the RBMG acquisition. Mr. Bowers received the title to his company car, a special bonus of $250,000 based on his employment as of March 31, 2002, a cash payment of $200,000 based on the Company initiation of its options tender offer prior to September 2002. See "Executive Compensation—Employment Agreements."

        Messrs. Grimes and Bowers, as well as certain of the Company's other directors and executive officers, also received cash in exchange for certain their stock options in the Company's option tender offer which closed on April 2, 2002. Their participation in the offer was the same terms and conditions as were applicable to all holders options subject to the offer, and they received no pay or benefits that varied from those received by other options holders on a pro rata basis.

        The Company has purchased certain bank owned life insurance policies for the following current and former directors: Messrs. Clegg, Grimes, Heard, Stokes, T.S. Johnson, Muller, Shapleigh, and Whittle, and for the following current and former officers: Messrs. Bowers, Fitzgerald, and Grimes. The proceeds from the policies, as well as a portion of the interest income earned on the cash surrender value of the policies, will be used to fund a supplemental executive retirement plan for each of the aforementioned executives. The policies became effective on January 1, 2002 and carry a total premium cost to the Company of $11,500,000. The benefit payable to each director vests pro-rata over five years of service and is payable at the age of 65. The benefit payable to each officer vests pro-rata over twenty years of service or the attainment of age 65, whichever occurs sooner, and is payable at the age of 65.

        Some of our directors, officers, principal shareholders and their associates were customers of, or had transactions with, the Company or the Bank in the ordinary course of business during 2001. Some of our directors are directors, officers, trustees or principal securities holders of corporations or other organizations that also were customers of, or had transactions with, the Company or the Bank in the ordinary course of business during 2001.

        All outstanding loans and other transactions with our directors, officers and principal shareholders were made in the ordinary course of business on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons and, when made, did not involve more than the normal risk of collectability or present other unfavorable features. In addition to banking and financial transactions, we may have had additional transactions with, or used products or services of, various organizations with which our directors were associated. The amounts involved in these non-credit transactions have not been material in relation to our business or to that of such other organizations. We expect to continue to have similar transactions in the ordinary course of business with such individuals and their associates in the future.

PROPOSAL TWO
APPROVAL OF APPOINTMENT OF INDEPENDENT ACCOUNTANTS

        The Company's independent accountants for the year ended December 31, 2001 were Deloitte & Touche LLP. RBMG's independent accountants for the year ended December 31, 2001 were Ernst & Young LLP. On February 28, 2002, the Company notified Deloitte & Touche LLP that in order to separate its internal and external audit functions in light of the current regulatory environment, the Company would dismiss Deloitte & Touche LLP as its independent external auditor and change its external auditors to Ernst & Young LLP upon completion of Deloitte & Touche LLP's audit of the Company's 2001 consolidated financial statements, which was then in process. On March 18, 2002, NetBank filed its Annual Report on Form 10-K for the year ended December 31, 2002, which included the report of Deloitte & Touche LLP on the Company's consolidated financial statements as of December 31, 2001 and 2000 and for the three years in the period ended December 31, 2001. This filing represents the completion of Deloitte & Touche LLP's audit of the Company's consolidated financial statements for the fiscal year ended December 31, 2001. As a result, Deloitte & Touche LLP was dismissed as the Company's independent external auditor on March 18, 2002. Management anticipates, however, that Deloitte & Touche LLP will continue to render non-external audit services to the Company.

        Prior to such dismissal, the Company did not consult with Ernst & Young LLP regarding the application of accounting principles to a specific completed or contemplated transaction or any matter that was either the subject of a disagreement or a reportable event. The Company also did not consult with Ernst & Young LLP regarding the type of audit opinion that might be rendered on the Company's consolidated financial statements.

        The reports of Deloitte & Touche LLP on the Company's consolidated financial statements for the fiscal years ended December 31, 2001, 2000 and 1999 contained no adverse opinion or disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principles. In connection with its audits for the fiscal years ended December 31, 2001, 2000 and 1999 and during the subsequent interim period preceding the Company's dismissal of Deloitte & Touche LLP, there have been no disagreements with Deloitte & Touche LLP on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure that, if not resolved to the satisfaction of Deloitte & Touche LLP, would have caused such firm to make reference to the subject matter of the disagreement(s) in connection with its report.

        Unless otherwise directed by the shareholders, the persons appointed as proxies will vote for approval of the appointment by the Board of Directors, upon the recommendation of the Audit Committee, of Ernst & Young LLP as the Company's independent accountants for fiscal 2002. If the shareholders do not ratify the appointment, the Audit Committee will reconsider its recommendation. We have been informed that no member of Ernst & Young LLP has any direct or material indirect financial interest in the Company or the Bank. Representatives of both Deloitte & Touche LLP and Ernst & Young LLP will be present at the Annual Meeting to answer appropriate questions and to make a statement if they desire.

Audit Fees

        In connection with services rendered in connection with the audit of the Company's annual financial statements and the review of the Company's interim financial statements, the Company has estimated that its total audit fees for fiscal year 2001 were approximately $396,000. This figure is based on an estimate provided by our fiscal 2001 accountants, Deloitte & Touche LLP, and includes fees for services that were billed to the Company in fiscal year 2002 in connection with the 2001 fiscal year audit.

Other Fees

        During fiscal year 2001, the Company was billed $745,598 by Deloitte & Touche LLP for services not described above. These "other fees" were for services including tax advice and consulting, compensation consulting services and due diligence consulting services.

        The Audit Committee has considered the provision of non-audit services by Deloitte & Touche LLP and has determined that the provision of such services was consistent with maintaining the independence of Deloitte & Touche LLP.

        The Board of Directors recommends that you vote FOR the ratification of the appointment of Ernst & Young LLP as the Company's independent accountants for fiscal 2002.

PROPOSAL 3
AMENDMENT TO ARTICLES OF INCORPORATION

        Article XI(a) of the Company's Articles of Incorporation currently provides that:

  (a)
  "Approval of any merger or share exchange of the Corporation with or into any other corporation, or any sale, lease, exchange or other disposition of all or substantially all of the assets of the Corporation to any other corporation, person or other entity, shall require either:
  (i)
  the affirmative vote of two-thirds (2/3) of the directors of the Corporation then in office and the affirmative vote of a majority of the issued and outstanding shares of the Corporation entitled to vote; or
  (ii)
  the affirmative vote of a majority of the directors of the Corporation then in office and the affirmative vote of the holders of at least two-thirds (2/3) of the issued and outstanding shares entitled to vote."

        This provision could be read to require that the Company seek shareholder approval of any merger, acquisition or similar transaction in which it is involved, even if it is the acquiring company and its shareholders' rights will remain unchanged as a result of the transaction. On April 23, 2002, the Board of Directors determined that it would be in the Company's best interest to amend this provision to clarify that the Articles of Incorporation will not require shareholder approval of a transaction of the type discussed in this provision unless the Georgia Business Corporation Code or other applicable statutory or regulatory authority requires such approval. These authorities typically require shareholder approval in cases in which shareholders' rights will change or their proportionate ownership of the outstanding capital stock will be substantially diluted as a result of the transaction. For example, the Georgia Business Corporation Code does not require approval by the shareholders of the surviving corporation in a merger if its articles of incorporation remain unchanged (except in certain limited respects), each pre-merger shareholder of the surviving corporation will hold the same number of securities of the corporation with the same characteristics, and the issuance of securities in the merger will not cause the corporation to exceed the number of securities authorized for issuance in its articles of incorporation. The Nasdaq Stock Market requires shareholder approval of certain mergers and acquisitions involving affiliates of the corporation or in which the corporation issues additional securities representing at least a 20% increase in the voting power outstanding prior to the transaction.

        For these reasons, the Board unanimously approved, and recommends that the shareholders approve, an amendment to the Company's Articles of Incorporation that would delete Article XI(2) as set forth above in its entirety and replace that text with the following new Article XI(a):

  (a)
  "In the event that the approval of the Corporation's shareholders is required by applicable statutory or regulatory authority with respect to any of the following types of transactions, approval of any merger or share exchange of the Corporation with or into any other corporation, or any sale, lease, exchange or other disposition of all or substantially all of the assets of the Corporation to any other corporation, person or other entity, shall require either:
  (i)
  the affirmative vote of two-thirds (2/3) of the directors of the Corporation then in office and the affirmative vote of a majority of the issued and outstanding shares of the Corporation entitled to vote; or
  (ii)
  the affirmative vote of a majority of the directors of the Corporation then in office and the affirmative vote of the holders of at least two-thirds (2/3) of the issued and outstanding shares entitled to vote."

        Because the Board has approved the proposed amendment to the Articles of Incorporation by unanimous vote, the holders of a majority of the shares of common stock outstanding and entitled to vote on the amendment must vote in favor of the amendment in order for it to be approved.

        The Board of Directors recommends that you vote FOR the proposed amendment to the Articles of Incorporation.

SHAREHOLDER PROPOSALS

        We must receive any shareholder proposals submitted for consideration at the next annual meeting of shareholders no later than December 31, 2002 for those proposals to be included in our 2003 proxy materials. A shareholder must notify the Company before January 31, 2003 of a proposal for the 2003 Annual Meeting that the shareholder intends to present other than by inclusion in the Company's proxy materials. If we do not receive such notice before January 31, 2003, proxies that our management solicits will confer discretionary authority upon our management to vote upon any such matter.

OTHER BUSINESS

        We know of no other matters that may be brought before the meeting. If, however, any matter other than the election of directors or a matter incident to the election of directors properly comes before the meeting, the persons appointed as proxies will vote on the matter in accordance with their best judgment.

        A copy of our Form 10-K for the year ending December 31, 2001 (excluding exhibits) filed with the Securities and Exchange Commission is available to shareholders, without charge, upon written request to NetBank, Inc., 11475 Great Oaks Way, Suite 100, Alpharetta, Georgia 30022 (Attn: Chief Financial Officer). We will charge reproduction cost of up to 25¢ per page for any exhibits requested. In addition, a free copy including exhibits is available on our web site at www.netbank.com/investor relations/sec filings.

NETBANK, INC.
PROXY
SOLICITED BY THE BOARD OF DIRECTORS
FOR THE ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD ON MAY 23, 2002

The undersigned shareholder of NetBank, Inc. (the "Company") hereby appoints Charles E. Mapson and Laura P. Moon as proxies with full power of substitution, acting unanimously or by either of them if only one be present and acting, to vote all shares of common stock of the Company which the undersigned would be entitled to vote if personally present at the Annual Meeting of Shareholders (the "Meeting") to be held at the Embassy Suites, 5955 North Point Parkway, Alpharetta, Georgia 30022 on Thursday, May 23, 2002 at 10:00 A.M. and at any adjournments thereof, upon the proposals described in the accompanying Notice of the Annual Meeting and the Proxy Statement relating to the Meeting (the "Proxy Statement"), receipt of which is hereby acknowledged.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSALS 1, 2 AND 3.

PROPOSAL 1:	To elect the nominees listed below to serve as Class II directors of the Company for a term expiring at the 2005 Annual Shareholders' Meeting.
Ward H. Clegg J. Stephen Heard W. James Stokes Douglas K. Freeman
	FOR all nominees listed above (except as indicated to the contrary below.)	WITHHOLD AUTHORITY to vote for all nominees listed above.
INSTRUCTION:	To withhold authority for one or more individual nominees, mark "FOR" above, and write his name or their names in the space below:

PROPOSAL 2:	To ratify Ernst & Young LLP as the Company's independent auditors for fiscal 2002
FOR AGAINST ABSTAIN

PROPOSAL 3:	To approve the amendment to the articles of incorporation
FOR AGAINST ABSTAIN

This proxy, when properly executed, will be voted as directed, but if no direction to the contrary is indicated, it will be voted FOR the nominees listed in Proposal 1 and FOR Proposals 2 and 3.

Discretionary authority is hereby conferred as to all other matters which may come before the meeting.

                            Dated:  , 2002

                            (Be sure to date your Proxy)

                            Name(s) of Shareholder(s)

                            Signature(s) of Shareholder(s)

                            If stock is held in the name of more than one person, all holders should sign. Signatures must correspond exactly with the name or names appearing on the stock certificate(s). When signing as attorney, executor, administrator, trustee, guardian or custodian, please indicate the capacity in which you are acting. If a corporation, please sign in full corporate name by the President or other authorized officer. If a partnership, please sign in name by authorized person.

                            Please mark, date and sign this Proxy, and return it in the enclosed return-addressed envelope. No postage is necessary.

PLEASE RETURN PROXY AS SOON AS POSSIBLE

QuickLinks

INTRODUCTION
VOTING AT THE ANNUAL MEETING
SOLICITATION OF PROXIES
SECURITY OWNERSHIP OF PRINCIPAL SHAREHOLDERS AND MANAGEMENT
PROPOSAL ONE ELECTION OF DIRECTORS
EXECUTIVE OFFICERS
COMPENSATION OF EXECUTIVE OFFICERS
COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION
AUDIT COMMITTEE REPORT
PERFORMANCE GRAPH
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
CERTAIN TRANSACTIONS
PROPOSAL TWO APPROVAL OF APPOINTMENT OF INDEPENDENT ACCOUNTANTS
PROPOSAL 3 AMENDMENT TO ARTICLES OF INCORPORATION
SHAREHOLDER PROPOSALS
OTHER BUSINESS
THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSALS 1, 2 AND 3.